Exhibit 14.1

                             EMPIRE GLOBAL CORP.
                             (the "Corporation")

                      CODE OF BUSINESS CONDUCT AND ETHICS
                          (WITH WHISTLEBLOWER POLICY)


Purpose

This Code of Business Conduct and Ethics (this "Code") provides a general statement of the Company's expectations regarding the ethical standards that each director, officer and employee should adhere to while acting on behalf of the Company. Each director, officer, employee and consultant is expected to read and become familiar with the ethical standards described in this Code and may be required, from time to time, to affirm his or her agreement to adhere to such standards. Through this Code, we endorse the following principles:

    - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

    - full, fair, accurate, timely and understandable disclosure in the Company's shareholder reports and in other public communications and filings of the Company;

    - compliance with applicable governmental laws, rules and regulations; and

    - accountability by all of our directors, officers and employees for adherence to this Code.

This Code outlines the broad principles of legal and ethical business conduct embraced by our Company. It is a not a complete list of legal or ethical questions a director, officer or employee might face in the course of business, and therefore this Code must be applied using common sense and good judgment. Compliance with the spirit as well as the letter of this Code is very important to us.


Administration

The Company's Board of Directors is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within the Company's industry, the Company's own business practices, and the prevailing ethical standards of the communities in which the Company operates. While the Company's Chief Executive Officer and Chief Financial Officer will oversee the procedures designed to implement this Code to ensure that they are operating effectively, it is the individual responsibility of each director, officer and employee of the Company to comply with this Code. Those who violate this Code will be subject to disciplinary action.


Compliance with laws, rules and regulations

Obeying the law, both in letter and in spirit, is the foundation on which the Company's ethical standards are built. All directors, officers, employees and consultants must respect and obey the laws and governmental rules and regulations of the countries, provinces, states, cities and local communities in

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which we operate. Although we do not expect that all directors, officers and employees will know and understand the details of all of these applicable laws and regulations, we do expect that everyone will know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

The Company is engaged in a variety of business relationships with other companies, individuals, organizations and levels of government in many countries. In all interactions, the Company employees, officers, directors and consultants are required to act ethically, honestly and with integrity and to comply with all laws, rules and regulations governing their activities. In dealings with others, Company employees, officers, directors and consultants must avoid even the perception that favorable treatment is sought in exchange for furnishing or receiving business courtesies. Business courtesies (gifts and entertainment) are designed to build understanding and goodwill in business relationships and may play an important role in some cultures; however, Company personnel are always required to exercise good judgment in extending business courtesies and never accept or pay bribes, favors or "kickbacks" for the purpose of securing business transactions. All payments must be necessary and lawful in the host country as well as Canada and the United States.


Conflicts of interest; corporate opportunities

The Company requires that its directors, officers, employees and consultants, as well as its other agents and representatives, avoid any activity which creates or gives the appearance of a conflict of interest between their personal interests and the Company's interests. A conflict of interest generally exists when a person has a direct or indirect personal interest in a transaction or situation that affects or appears to affect his or her judgment and/or divides his or her loyalties between two or more competing interests. A conflict can arise when someone takes action or has an interest that makes it difficult to perform his or her duties on behalf of the Company, objectively and effectively. The Company recognizes that "outside" directors may sit on other boards, including boards of lottery and gaming companies, and are involved in other businesses that may include or be related to the lottery and gaming industry. Those outside directors should ensure that they disclose any conflicts as required under corporate law and not take for themselves (or other companies with whom they have a relationship) opportunities that are discovered through the use of the Company's property, information or position. No director that is not an outside director and no officer or employee shall:

    (a) be a consultant to, or a director, officer or employee of, or otherwise operate an outside business that markets products or services in competition with the Company's current or potential products and services;

    (b) have any financial interest, including shares ownership, in any such outside business that might create or give the appearance of a conflict of interest;

    (c) seek or accept any personal loan or services from any such outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

    (d) be a consultant to, or a director, officer or employee of, or otherwise operate an outside business if the demands of the outside business would interfere with the director's, officer's or employee's responsibilities with the Company;



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    (e) accept any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible;

    (f) conduct business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives; or

    (g) taking for themselves opportunities that are discovered through the use of the Company's property, information or position.

The appearance of a conflict of interest may exist if an immediate family member of a director, officer or employee of the Company is a consultant to, or a director, officer or employee of, or has a significant financial interest in, a competitor, supplier or customer of the Company, or otherwise does business with the Company.

Directors and officers shall notify the Chairman of the Company's Audit Committee and employees and consultants who are not directors or officers shall notify the Chief Financial Officer of the existence of any actual or potential conflict of interest.


Insider trading

Directors, officers and employees are expected to fully comply with securities laws of the United States of America with respect to the disclosure of "material" corporate information and with respect to "insider" trading in the Company's securities. These laws provide for substantial civil and criminal penalties for individuals who fail to comply. Information that reasonably can be expected to affect the market value of a company's shares or to influence an investor's decisions regarding securities transactions is considered "material." Such information may include financial and key business data; merger, acquisition or divestiture discussions; award or cancellation of a major contract; forecasts of future results; significant litigation; and/or gain or loss of a significant customer or supplier.

Insiders are prohibited from transacting in the Company's shares with knowledge of material information that has not been disclosed to the public. For purposes of these restrictions, an "insider" includes not only directors, officers, employees and consultants of the Company, but also anyone else with non-public material information about the Company. You may be deemed to have violated these laws even if you innocently pass on non-public information about the Company to a friend or family member who then acts on such information and buys or sells the Company's shares. To avoid inadvertent disclosure of non-public material information, directors, officers, employees and consultants should not discuss such information with or in the presence of any unauthorized persons, including family members and friends.


Confidentiality; protection and proper use of the company's Assets

Directors, officers, employees and consultants shall maintain the confidentiality of all information entrusted to them by the Company or its suppliers, customers or other business partners, except when disclosure is authorized by the Company or legally required. Confidential information includes
(1) information marked "Confidential," "Private," "For Internal Use Only," or similar legends, (2) technical or scientific information relating to current and future products, services or research, (3) business or marketing plans or projections, (4) earnings and other internal financial data, (5) personnel information, (6) supply and customer lists and (7) other non-public information

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that, if disclosed, might be of use to the Company's competitors, or harmful to the Company or its suppliers, customers or other business partners. Confidential information also includes information that our customers and suppliers have entrusted to us. To avoid inadvertent disclosure of confidential information, directors, officers and employees shall not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends.

The obligation to preserve confidential information continues even after your employment or other relationship with the Company ends.

This Code is not intended to modify any separate confidentiality agreement to which a director, officer, employee or consultant may be subject.

Proper use of all of the Company's property, information resources (including internet, email, and intranet) and communications systems is the responsibility of all employees. Our physical assets are intended for conducting company business. All electronic and telephonic communication products, intranet and internet servers or any other systems owned, licensed or operated by the Company are considered the Company's business records, and therefore, Company property and should be used in accordance with Company corporate policy.

The information, ideas, concepts and know-how described, documented or contained in the Company's electronic communications systems and related databases are the intellectual property of the Company. The copying or use of the Company's intellectual property for personal use or benefit during or after employment with the Company is prohibited.

Proprietary information including intellectual property, and company private or confidential information is extremely valuable and must not be disclosed to anyone without proper authorization.


Fair dealing

The Company is committed to promoting the values of honesty, integrity and fairness in the conduct of its business and sustaining a work environment that fosters mutual respect, openness and individual integrity. Directors, officers and employees are expected to deal honestly and fairly with the Company's customers, suppliers, competitors and other third parties, including governmental agencies. To this end, directors, officers and employees shall not:

    (a) make false or misleading statements to customers, suppliers or other third parties;

    (b) make false or misleading statements about competitors;

    (c) solicit or accept from any person that does business with the Company, or offer to extend to any such person:

        i.  cash of any amount; or

        ii. gifts, gratuities, meals or entertainment that could influence or reasonably give the appearance in influencing the Company's business relationship with that person or go beyond common courtesies usually associated with accepted business practice;

    (d) solicit or accept any fee, commission or other compensation for referring customers to third-party vendors; or


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	(e) otherwise take unfair advantage of the Company's customers or suppliers, or other third parties, through manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.


Discrimination and harassment

The Company is committed to providing equal employment opportunity in employment and will not tolerate any illegal discrimination or harassment. Improper conduct, such as derogatory comments based on racial or ethnic characteristics or religious preferences and unwanted sexual advances, will not be tolerated.


Health and safety

The Company strives to provide each of its employees with a safe and healthy workplace. Each employee has responsibility for maintaining a safe and healthy workplace for other employees by following health and safety rules and practices instituted by the Company and by reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.


Record keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail and must conform both to applicable legal requirements and to the Company's system of internal controls. Business records and communications often become public, and we should avoid exaggeration, derogatory remarks and other inappropriate statements about people and other companies. This applies to e-mail, internal memos and formal reports. Records should always be retained or destroyed in accordance with the Company's record retention policies. No person shall knowingly alter, destroy or make a false entry in any record with the intent to obstruct a government investigation or bankruptcy case. Directors, officers, employees or consultants may report any concerns regarding questionable accounting and auditing matters confidentially and anonymously to the Chief Financial Officer or any member of the Audit Committee.


Accurate and timely periodic reports

The Company is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that it is required to file. To this end, the Company shall:

    (a) comply with generally accepted accounting principles at all times;

    (b) maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

    (c) maintain books and records that accurately and fairly reflect the Company's transactions;


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    (d) prohibit the establishment of any undisclosed or unrecorded funds or assets;

    (e) maintain a system of internal controls that will provide reasonable assurances to management that material information about the Company is made known to management, particularly during the periods in which the Company's shareholder reports are being prepared; and

    (f) present information in a clear and orderly manner and avoid the use of legal and financial jargon in the Company's periodic reports.


Political contributions

No Company assets, including employees' work time, use of the Company's facilities or equipment or direct monetary payment, may be contributed to any political candidate, party, political action committee or ballot measure without the permission of the Company's Board of Directors. This does not preclude individuals from participating in any political activities of their choice on an individual basis, with their own money and on their own time.


Reporting and effect of violations

General Policy

Directors officers and employees are encouraged to report any conduct which they believe in good faith to be violation or apparent violation of this Code. If you believe a violation has occurred, please contact the Company's legal counsel.

The Company will not allow any retaliation against a director, officer, employee or consultant who acts in good faith in reporting any such violation.


Complaint Procedure

Notification of Complaint

Company personnel who observe, learn of or, in good faith, suspect a violation of the Code must promptly report the violation or discuss issues and concerns of the type covered by this Code with his or her immediate manager, who in turn is responsible for informing the legal counsel of any violations or concerns raised. If an employee prefers not to report the matter to his or her own manager, the employee may instead report the matter directly to the Chief Financial Officer.

Company personnel who have concerns such as accounting discrepancies, fraud, accounting misrepresentations, auditing matters, accounting omissions, ethics violations or any other financially related concerns should report the matter directly to the Chief Financial Officer at the above address or to the Chair of the Audit Committee.

Whenever practical, the complaint should be made in writing. It is unacceptable to submit a complaint knowing it is false.

Investigation

Reports of violations will be investigated under the supervision of the Chair of the Audit Committee in consultation with external counsel, if applicable or


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desired. Company personnel are expected to cooperate in the investigation of reported violations.

Confidentiality

Except as may be required by law or the requirements of the resulting investigation, the Chief Financial Officer and others conducting the investigation shall not disclose the identity of anyone who reports a suspected violation if anonymity is requested.

Protection Against Retaliation

Retaliation in any form against an individual who reports an alleged violation of this Code, even if the report is mistaken, may itself be a violation of law and is a serious violation of this Code. Any alleged act of retaliation must be reported immediately. If determined to have in fact occurred, any act of retaliation may result in appropriate disciplinary action, which may include termination of employment. A copy of the Company's Whistleblower Protection Policy is attached hereto as Schedule "A" and incorporated herein by reference.


Waivers

The provisions of this Code may be waived for directors or executive officers only by a resolution of the Company's independent directors. The provisions of this Code may be waived for employees or consultants who are not directors or executive officers by the Company's Chief Executive Officer provided that written notice of any such waiver is delivered forthwith to the Board of Directors. Any waiver of this Code granted to a director or executive officer will be publicly disclosed as required by the securities exchange on which the Company's securities are listed for trading.






























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                                SCHEDULE "A"

                      Whistleblower Protection Policy

Statement of Policy


Officers, directors, employees, contractors, subcontractors, and agents of the Company are prohibited from taking any adverse or harmful action, threatening, harassing, discharging, demoting, suspending or otherwise discriminating against any employee of the Company for any lawful act done by the employee in:

    (a) providing information to, or otherwise assisting in an investigation, inquiry or otherwise conducted by a:

        a. regulatory or law enforcement agency;

        b. person with supervisory authority over the employee; or

        c. person authorized by the Company to investigate, discover, or terminate misconduct, in each case when the information or investigation concerns conduct that the employee reasonably believes constitutes a violation of:

            (ii) any rule or regulation of any securities regulatory authority;
            or

            (iii) any provision of provincial, federal, state or foreign law relating to fraud against Company shareholders; or

            (iv) any provincial, federal, state or foreign criminal law provision prohibiting fraud by any means; or

            (v) the Company's Code of Conduct; or

            (vi) any Company policy as they may be amended from time to time; or

    (b) filing, testifying, or participating in any legal proceeding relating to an alleged violation of the laws described above; or

    (c) providing to a law enforcement officer any truthful information relating to the commission or possible commission of a provincial, federal, state or foreign offence.


Compliance Procedure

The Company strongly encourages the prompt reporting of any violations of this Policy. Any employee who observes, learns of or, in good faith, suspects a violation of this Policy is strongly encouraged to promptly report the violation to his or her immediate manager, who in turn is responsible for informing the Chief Financial Officer of any violations or concerns raised. If an employee prefers not to report the matter to his or her own manager, the employee may instead report the matter directly to the Chief Financial Officer

Reports of violations or alleged violations of this Policy will be treated confidentially, to the extent possible, and investigated thoroughly. To the extent that a violation of this Policy is found, the Company will take appropriate remedial action, if possible.


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The Company will not retaliate against an employee for bringing to the Company's attention a good-faith report of a possible violation of this Policy.


Consequences of Policy Violations

Any officer, director, employee, consultant, contractor, subcontractor, or agent of the Company who is found to have violated this Policy will be subject to disciplinary action, which may include termination of employment or association. Violations of this Policy by a contractor, subcontractor, or agent will be reported to the management of that entity for possible disciplinary action. Persons who engage in conduct that violates this Policy may also be subject to civil liability and criminal penalties.


Amendments to this Policy

The Board of Directors may amend this Policy from time to time as necessary or appropriate.

Adopted:

Affirmation of the Code

I [Name] confirm that, my dealings or transactions on behalf of the Company:

    1. will be characterized by honesty and integrity and I have no actual or apparent conflicts of interest between my professional relationships;

    2.  will comply with all applicable laws, rules and regulations;

    3. will not involve any unethical dealings, unbooked fees, special favors, benefits or contributions to any private party, government or government agency;

    4.  will not involve any lawful arrangements with competitors; and

    5.  will be recorded and properly described on the Company's books.

I [Name] acknowledge my accountability for adherence to this Code. I also acknowledge that my compliance, with this Code is a condition of my employment and that if I fail to comply with this Code or applicable laws, rules or regulations, I may be subject to disciplinary measures, termination of employment for just cause, and legal proceedings. The Company will disclose any changes in this Code as it concerns my activities in its disclosure documents and shall post a facsimile of this document and any waiver that it may have provided me, on the Company's website.


_____________________________
Date
_____________________________
Signature
_____________________________
Witness

Approved by the Board of Directors